Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Macquarie Infrastructure Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Macquarie Infrastructure Corporation of our reports dated February 20, 2019, with respect to the consolidated balance sheets of Macquarie Infrastructure Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 20, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment. The material weakness impacting fuel revenue at the Atlantic Aviation business related to ineffective assignment of internal control over financial reporting authorities and responsibilities, ineffective process level control activities, and ineffective ongoing monitoring activities over those control activities.

/s/ KPMG LLP

Dallas, Texas

March 12, 2019